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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549

                               AMENDMENT NO. 1 TO
                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                               GENZYME CORPORATION
             (Exact name of Registrant as Specified in its Charter)

            MASSACHUSETTS                          06-1047163
(State of Incorporation or Organization)    (I.R.S. Employer Identification No.)

          ONE KENDALL SQUARE, CAMBRIDGE, MASSACHUSETTS          02139
          (Address of Principal Executive Offices)            (Zip Code)

If this Form relates to the               If this Form relates to the
registration of a class of                registration of a class of
securities pursuant to Section            securities pursuant to Section
12(b) of the Exchange Act and is          12(g) of the Exchange  Act and is
effective upon filing pursuant            effective pursuant to General
to General Instruction A.(c),             Instruction  A.(d), please check
please check the following box.           the following box. /X/
/ /

Securities Act registration statement file number to which this form relates: ________________________________________________
                          (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class          Name of Each Exchange on Which Each Class is to be
to be so Registered                          Registered
     NONE                                      NONE

Securities to be registered pursuant to Section 12(g) of the Act:

                            GGD STOCK PURCHASE RIGHTS
                            GMO STOCK PURCHASE RIGHTS
                            GBS STOCK PURCHASE RIGHTS
                                (Title of Class)

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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

         The purpose of this Amendment No. 1 is to revise the description of rights to purchase Genzyme's common stock (which have been previously registered pursuant to section 12(g) of the Exchange Act of 1934, as amended) to reflect a two-for-one stock split of Genzyme General Division common stock, $0.01 par value per share.

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         Throughout the discussion below:

         o "Genzyme General Stock" refers to Genzyme General Division common stock, $0.01 par value per share, a series of Genzyme's common stock designed to reflect the value and track the performance of its Genzyme General Division;

         o "Molecular Oncology Stock" refers to Genzyme Molecular Oncology Division common stock, $0.01 par value per share, a series of Genzyme's common stock designed to reflect the value and track the performance of its Genzyme Molecular Oncology Division;

         o "Biosurgery Stock" refers to Genzyme Biosurgery Division common stock, $0.01 par value per share, a series of Genzyme's common stock designed to reflect the value and track the performance of its Genzyme Biosurgery Division;

         o "Series A Preferred Stock" refers to Genzyme's Series A Junior Participating Preferred Stock, $0.01 par value per share;

         o "Series B Preferred Stock" refers to Genzyme's Series B Junior Participating Preferred Stock, $0.01 par value per share; and

         o "Series C Preferred Stock" refers to Genzyme's Series C Junior Participating Preferred Stock, $0.01 par value per share.

         Pursuant to the Second Amended and Restated Renewed Rights Agreement dated as of December 18, 2000 between Genzyme and American Stock Transfer & Trust Company, as Rights Agent, (the "Amended Rights Agreement") each outstanding share of Genzyme's three series of common stock - namely, its Genzyme General Stock, Molecular Oncology Stock and Biosurgery Stock - also represents one GGD Stock Purchase Right, one GMO Stock Purchase Right and one GBS Stock Purchase Right, respectively (each a "Right"). Each Right will, upon becoming exercisable, entitle the holder to buy (i) one two-hundredth of a newly-issued share of Genzyme's Series A Preferred Stock for each share of Genzyme General Stock, at an exercise price of $150, (ii) one one-hundredth of a newly-issued share of Genzyme's Series B Preferred Stock for each share of Biosurgery Stock, at an exercise price of $80 and (iii) one one-hundredth of a newly-issued share of Genzyme's Series C Preferred Stock for each share of Molecular Oncology Stock, at an exercise price of $26 (all such series of Junior Participating Preferred Stock being referred to herein, collectively, as "Preferred Stock," and each series' exercise price being referred to herein as its "Purchase Price"). The description and terms of the Rights are set forth in the Amended Rights Agreement.

The Rights will be evidenced, with respect to any certificate of any series of common stock outstanding prior to the Distribution Date (as defined below), by those common stock certificates and no separate certificates for the Rights will be issued. The Rights will only be transferable with the common stock, and a transfer of common stock will also constitute a transfer of the corresponding Rights.

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Genzyme will mail separate certificates for the Rights ("Right Certificates")
upon the earlier of (i) the tenth day (or such later date as the Board of Directors of Genzyme (the "Board") may determine) following Genzyme's public announcement that a person or group has acquired 15% or more of the combined voting power of all series of Genzyme's outstanding common stock (such person or group being hereinafter referred to as an "Acquiring Person") or (ii) the tenth business day (or such later date as the Board may determine) after any person or group commences a tender or exchange offer which would, if completed, result in the offeror owning 15% or more of the combined voting power of all series of Genzyme's outstanding common stock. The earlier of the dates described in (i) and (ii) above is called the "Distribution Date." The Rights cannot be exercised until the Distribution Date. Until a Right is exercised, holding a Right will not confer rights as a stockholder of Genzyme, such as the right to vote or to receive dividends. The Rights expire on March 28, 2009.

The Rights may generally be redeemed by action of the Board at (i) $0.0005 per GGD Stock Purchase Right and (ii) $0.001 per each GMO Stock Purchase Right and each GBS Stock Purchase Right at any time prior to the tenth day (or such later date as the Board may determine) following Genzyme's public announcement that an Acquiring Person has become such. The Rights may also be redeemed, following the above-cited public announcement, in connection with certain mergers and other transactions between Genzyme and a person who is not an Acquiring Person.

Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each share of Preferred Stock will be entitled to a minimum preferential quarterly dividend payment of $1 per share, but, (i) with respect to each share of Series A Preferred Stock, will be entitled to an aggregate dividend of 200 times the dividend declared per share of Genzyme General Stock, and (ii) with respect to each share of Series B Preferred Stock and each share of Series C Preferred Stock, will be entitled to an aggregate dividend of 100 times the dividend declared per share of Biosurgery Stock and Molecular Oncology Stock, respectively. In the event of liquidation, (a) the holders of Series A Preferred Stock will be entitled to an aggregate payment of 200 times the payment made per share of Genzyme General Stock and (b) the holders of Series B Preferred Stock and Series C Preferred Stock will be entitled to an aggregate payment of 100 times the payment made per share of Biosurgery Stock and Molecular Oncology Stock, respectively. Each share of Series A Preferred Stock will have 200 votes and each share of Series B Preferred Stock and Series C Preferred Stock will have 100 times the number of votes to which each share of Biosurgery Stock and Molecular Oncology Stock, respectively, is then entitled. Each share of Preferred Stock will vote together with the common stock. In the event of any merger, consolidation or other transaction in which common stock is exchanged, (y) each share of Series A Preferred Stock will be entitled to receive 200 times the amount received per share of Genzyme General Stock and
(z) each share of Series B Preferred Stock and Series C Preferred Stock will be entitled to receive 100 times the amount received per share of Biosurgery Stock and Molecular Oncology Stock, respectively.

Because of the nature of the Preferred Stocks' respective dividend, liquidation and voting rights, (i) the value of the one two-hundredth interest in a share of Series A Preferred Stock purchasable upon exercise of each GGD Stock Purchase Right should approximate the value of one share of Genzyme General Stock, (ii) the value of the one one-hundredth interest in a share of Series B Preferred Stock purchasable upon exercise of each GBS Stock Purchase Right should approximate the value of one share of Biosurgery Stock and (iii) the value of the one one-hundredth interest in a share of Series C Preferred Stock purchasable upon exercise of each GMO Stock Purchase Right should approximate the value of one share of Molecular Oncology Stock.

To preserve the economic value of the Rights, in the event of any stock dividends, stock splits, recapitalizations, reclassifications or other similar changes in capitalization, the number of shares of Preferred Stock (or the number and kind of other securities) issuable upon exercise of each Right, the Purchase Price and redemption price in effect at such time (including the number of Rights or fractional Rights associated with each share of common stock) shall be adjusted as deemed appropriate by the

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Board. With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in the Purchase Price. No fractional shares of Preferred Stock will be issued (other than fractions which are integral multiples of one one-hundredth of a share of Preferred Stock); instead, an adjustment in cash will be made based on the average closing price of the Preferred Stock (or if not ascertainable, the market price of the underlying common stock) over the last ten trading days before the date of exercise.

Upon an Acquiring Person becoming such, each holder of Rights, other than an Acquiring Person, will thereafter have the right to purchase a number of shares of a series of Genzyme's common stock having a value equal to two times the exercise price of the corresponding Right. Genzyme also has the right, in such circumstances, to mandatorily exchange the Rights for such shares of common stock.

Alternatively, if Genzyme is involved in a merger or other business combination in which Genzyme is not the surviving corporation at any time when any person owns 15% or more of the voting power of Genzyme's outstanding common stock, the Rights will entitle a holder to buy shares of common stock of the acquiring company having a market value of two times the Purchase Price of each Right.

Prior to the Distribution Date, the Board may amend any terms of the Rights without the consent of holders of certificates representing outstanding shares of common stock, including holders of the Rights. From and after the Distribution Date, the Amended Rights Agreement may be amended without the approval of any holders of Rights only to (i) cure ambiguities, (ii) correct defective provisions, (iii) extend the redemption period for the rights, or
(iv) change provisions as the Board deems necessary, but that will not adversely affect the interests of holders of the Rights. Under no circumstances, however, can the Amended Rights Agreement be amended to extend the redemption period after that period has expired.

The Rights have certain anti-takeover effects. The Rights can cause substantial dilution to a person or group that attempts to acquire Genzyme on terms that are not approved by the Board. The Rights should not interfere with any merger or other business combination that is approved by the Board because the Rights may be redeemed by Genzyme prior to the time that the Rights have become exercisable.

The Amended Rights Agreement specifying the terms of the Rights and the Genzyme charter setting forth the terms of the Preferred Stock are exhibits to this Registration Statement and are incorporated herein by reference. The foregoing description of the Rights is qualified in its entirety by reference to these exhibits.

ITEM 2.  EXHIBITS.

   EXHIBIT NO.                                    DESCRIPTION
        1          Restated Articles of Organization of the Registrant, as
                   amended. Filed as Exhibit 3 to the Registrant's Current
                   Report on Form 8-K dated June 1, 2001 (File No. 0-14680), and incorporated herein by reference.

        2          By-Laws of the Registrant. Filed as Exhibit 3.2 to the
                   Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 (File No. 0-14680), and incorporated herein by reference.

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
        3          Management and Accounting Policies Governing the Relationship
                   of Genzyme Divisions. Filed as Exhibit 3 to the Registrant's
                   Registration Statement on Form 8-A registering Genzyme
                   Biosurgery Division common stock (File No. 0-14680) on
                   December 19, 2000, and incorporated herein by reference.

        4 Second Amended and Restated Renewed Rights Agreement dated as of December 18, 2000 between the Registrant and American
                   Stock Transfer & Trust Company. Filed as Exhibit 4 to the
                   Registrant's Registration Statement on Form 8-A registering the GBS Stock Purchase Rights (File No.
                   0-14680) on December 19, 2000, and incorporated herein by reference.

        5          Certificate of Adjustment. Filed herewith.


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                                    SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                    GENZYME CORPORATION

Date: June 6, 2001                  By: /s/ Michael S. Wyzga
                                        ----------------------------------
                                        Name: Michael S. Wyzga
                                        Title: Senior Vice President, Finance;
                                               Chief Financial Officer; and
                                               Chief Accounting Officer

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                                  EXHIBIT LIST

   EXHIBIT NO.               DESCRIPTION
        1          Restated Articles of Organization of the Registrant, as
                   amended. Filed as Exhibit 3 to the Registrant's Current
                   Report on Form 8-K dated June 1, 2001 (File No. 0-14680), and incorporated herein by reference.

        2          By-Laws of the Registrant. Filed as Exhibit 3.2 to the
                   Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 (File No. 0-14680), and incorporated herein by reference.

        3 Management and Accounting Policies Governing the Relationship of Genzyme Divisions. Filed as Exhibit 3 to the Registrant's
                   Registration Statement on Form 8-A registering Genzyme
                   Biosurgery Division common stock (File No. 0-14680) on
                   December 19, 2000, and incorporated herein by reference.

        4 Second Amended and Restated Renewed Rights Agreement dated as of December 18, 2000 between the Registrant and American
                   Stock Transfer & Trust Company. Filed as Exhibit 4 to the
                   Registrant's Registration Statement on Form 8-A registering the GBS Stock Purchase Rights (File No.
                   0-14680) on December 19, 2000, and incorporated herein by reference.

        5          Certificate of Adjustment. Filed herewith.